Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

October 19, 2018

Nemaura Medical, Inc.
 Advanced Technology Innovation Centre,
Loughborough University Science and Enterprise Parks,
5 Oakwood Drive,
Loughborough, Leicestershire LE11 3QF
United Kingdom
Ladies and Gentlemen:
We have acted as counsel to Nemaura Medical, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (i) securities, including shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an aggregate initial offering price not to exceed $87,500,000 registered pursuant to the Registration Statement on Form S-3 (File No. 333-210293) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”); and (ii) the prospectus supplement, dated October 19, 2018 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $20,000,000 (the “Shares”). The Shares are to be issued and sold by the Company pursuant to the Equity Distribution Agreement, dated October 19, 2018 (the “Distribution Agreement”), between the Company and Maxim Group LLC. The Distribution Agreement will be filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated October 19, 2018.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Distribution Agreement; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.
Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.
This opinion has been prepared solely for use in connection with the transmitting for filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.
We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.
Very truly yours,
/s/ Loeb & Loeb LLP
Loeb & Loeb LLP